August 10, 2015
PDC Energy Reports 2015 Second Quarter Operating and Financial Results and Updates 2015 Guidance; Increases 2015 Production Range to 14.7 to 15.0 Million Barrels of Oil Equivalent
DENVER, CO, August 10, 2015: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2015 second quarter financial and operating results and updated its 2015 full-year guidance.

2015 Second Quarter Highlights

•	Production of 37,001 Boe per day; 46% increase year-over-year and 15% growth compared to the first quarter of 2015.

•	Crude oil production of 17,378 Bbls per day; 47% increase year-over-year and 20% growth compared to the first quarter of 2015.

•	Spud 43 and turned-in-line 44 gross operated horizontal wells.

•	In July 2015, Moody’s and Standard & Poor’s upgraded PDC’s corporate debt rating to B1 and B+ respectively, reflecting stronger operational and debt metrics.

2015 Updated Guidance Highlights

•
Increased total production to a range of 14.7 to 15.0 MMBoe, consisting of 47% oil production and an expected year-end exit rate of greater than 48,000 Boe per day. The midpoint of the updated range is a 60% increase from 2014 continuing operations.

•	Improved drilling efficiencies, resulting in an approximate 30% increase in expected wells spud to approximately 155 with an estimated 125 turn-in-lines.

•	Further reduced Wattenberg per well costs to an estimated $3.1 and $4.1 million for standard and extended reach lateral wells, a 28% and 25% decrease from 2014, respectively.

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•	Increased expected cash flows from operations to a range of $400 to $420 million, with full-year capital expenditures of $520 to $550 million.

Bart Brookman, Chief Executive Officer and President, commented, “We achieved several record setting events in the second quarter, highlighted by our increased production and our ability to complete and turn-in-line 44 operated horizontal wells, despite facing difficult weather conditions in the Wattenberg Field. Our 34 extended reach laterals are showing promising early results and setting us up for very solid third quarter production. Additionally, we are very excited with the early performance of the Cole pad in the Utica and we continue to gain confidence with our various completion methods in both basins. Last, and most important in our operations, we want to acknowledge the work of our EH&S and Operating teams in having exceeded 800 consecutive days of no lost time due to injuries in both operating divisions.

The improvements we are seeing in our operational efficiencies are truly remarkable and we are tremendously pleased with the ability of all our teams to keep pace throughout this process. These drilling efficiencies, coupled with cost reductions, enable us to continue delivering strong economics in this challenging price environment and are giving us the ability to increase our full-year 2015 production and cash flow guidance. As we look to the remainder of 2015 and into 2016, we expect to continue delivering shareholder value by providing industry-leading production and cash flow growth, maintaining our strong balance sheet and capitalizing on our robust hedge portfolio.”

Financial Results

Net loss in the second quarter of 2015 was $46.9 million, or $1.17 per diluted share, compared to a net loss of $28.2 million, or $0.79 per diluted share, in the second quarter of 2014. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $10.8 million in the second quarter of 2015, compared to an adjusted net loss of $1.5 million in the comparable period of 2014. Net cash from operating activities was $64.6 million in the second quarter of 2015, compared to net cash from operating activities of $51.1 million in the second quarter of 2014. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 76% to $96.9 million in the second quarter of 2015, compared to $55.0 million in the comparable period of 2014.

Second quarter 2015 production increased 46% to 3.4 million barrels of oil equivalent (“MMBoe”), or 37,001 barrels of oil equivalent (“Boe”) per day, compared to 2.3 MMBoe, or 25,366 Boe per day, from continuing operations in the second quarter of 2014. Second quarter 2015 production increased 16% compared to 32,162 Boe per day in the first quarter of 2015. The increase in production over second quarter 2014 was primarily due to the addition of a fifth drilling rig in the Wattenberg Field in June 2014 and improved well performance. The increase in production over the first quarter 2015 was due to successful horizontal development in the Wattenberg Field and Utica Shale.

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Crude oil, natural gas and NGL sales, including the impact of net settlements on derivatives, increased 16% to $141.0 million in the second quarter of 2015 compared to $121.2 million in the same period last year. Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased 26% to $96.9 million in the second quarter of 2015, compared to $131.0 million in the second quarter of 2014. The average sales price, excluding net settlements on derivatives, decreased 49% to $28.79 per Boe in the second quarter of 2015, compared to $56.76 per Boe in the same 2014 period.

Net commodity price risk management activities in the second quarter of 2015 resulted in a loss of $49.0 million, which was comprised of $44.1 million of positive net settlements on derivatives and a $93.1 million loss on net change in fair value of unsettled derivatives. Commodity price risk management activities in the second quarter of 2014 resulted in a net loss of $52.6 million, which was comprised of $9.8 million of negative net settlements on derivatives and a $42.8 million loss in net change in fair value of unsettled derivatives.

Production costs were $21.5 million, or $6.38 per Boe, in the second quarter of 2015 compared to $23.8 million, or $10.30 per Boe, in the second quarter of 2014. Lease operating expense (“LOE”) in the second quarter of 2015 was $3.71 per Boe compared to $4.85 per Boe in the second quarter of 2014. The decrease in LOE rate is primarily attributable to an increase in production.

General and administrative expense ("G&A") was $18.7 million in the second quarter of 2015, down from $39.4 million in the second quarter of 2014. The decrease in G&A was primarily attributable to $20.8 million of certain litigation and other legal expenses in the second quarter of 2014. Excluding the litigation and legal expenses in 2014, G&A on a per Boe basis decreased 31% to $5.55 per Boe in the second quarter of 2015 from $8.06 in the second quarter of 2014 and is attributable to maintaining similar levels of total G&A while increasing production.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $69.0 million, or $20.48 per Boe, in the second quarter of 2015, compared to $48.6 million, or $21.05 per Boe, in the second quarter of 2014. The per Boe DD&A decrease in the second quarter of 2015 compared to the second quarter of 2014 was primarily due to increased production.

Interest expense in the second quarter of 2015 was $11.6 million compared to $12.2 million in the second quarter of 2014. The decrease in 2015 is primarily attributable to an increase in capitalized interest, partially offset by higher average borrowings on the Company’s revolving credit facility during the quarter.

Capital expenditures in the second quarter of 2015, excluding carry-over of expenses related to prior periods, were $176.4 million compared to $161.9 million for the same 2014 period. The Company’s drilling and completion schedule for 2015 has accelerated due to improved drilling times in the Wattenberg Field.

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Second Quarter Operations Update

The Company turned-in-line 40 gross operated wells in the Wattenberg Field during the second quarter of 2015 and average production from the field increased approximately 15% to 33,716 Boe per day compared to the first quarter of 2015. PDC’s average wellhead oil differential in Wattenberg was less than $10 per barrel for the second quarter of 2015. The Company has reduced drilling times on standard reach laterals from an average of 14 days to 10 days and continues to see enhanced production results due to operational efficiencies such as tighter frac density, plug and perf and BioVert completions, and extended reach lateral drilling.

In the Utica Shale, second quarter 2015 production was 3,285 Boe per day, an 11% increase compared with the first quarter of 2015. Production from the Cole 4-well pad, which was turned-in-line mid-way through the second quarter of 2015, has outperformed expectations to date and, along with continued strong performance from the Dynamite 4-well pad, are the primary contributors to the increase in Utica production from the first quarter. Average wellhead oil differentials were approximately $7 per barrel in the Utica during the second quarter of 2015.

The Company’s realized natural gas price in the second quarter of 2015 was approximately 77% of NYMEX and its NGLs price was approximately 17% of NYMEX.

Debt and Liquidity

At June 30, 2015, the Company had $664 million of debt outstanding, consisting of $500 million of 7.75% senior notes due 2022, $111 million, net of discounts, of 3.25% convertible senior notes due 2016 and $53 million drawn on its revolving credit facility. Liquidity as of June 30, 2015 was approximately $387 million, consisting of $1.4 million in cash and cash equivalents and $385 million of availability under its elected commitment of $450 million on its revolving credit facility, net an $11.7 million letter of credit related to a third-party transportation service. The liquidity amount excludes an additional $250 million available under the revolving credit facility on the Company’s borrowing base of $700 million.

2015 Guidance Update

The Company increased its full-year 2015 production guidance from previous guidance provided on April 9, 2015 to reflect the impact of both increased working interests and increased drilling efficiencies in the Wattenberg Field. Production guidance increased to a range of 14.7 to 15.0 MMBoe, or 40,275 to 41,100 Boe per day, from the previous range of 13.5 to 14.5 MMBoe. The 2015 production exit rate is expected to exceed 48,000 Boe per day. The increase in expected production is primarily attributable to the Company’s ability to reduce drilling time on wells, resulting in an increase in wells spud and turned-in-line to approximately 155 and 125 respectively, from previous expectations of 119 and 114. Total revenue is expected to be between $600 and $620 million. Adjusted cash flows from operations,

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a non-U.S. GAAP financial measure defined below, is expected to be between $400 million and $420 million, an increase of $45 million compared to the previous mid-point guidance of approximately $365 million.

Due to the continued improvement in rig efficiencies, the Company plans to reduce its rig count from five to four in late 2015 and expects to be cash flow neutral over the second half of 2015 using NYMEX strip pricing as of July 27, 2015 of $48.98 per barrel of oil, $2.87 per Mcf of natural gas with realizations of $8.57 per barrel of NGLs. Total capital expenditures are expected to range from $520 to $550 million and are reflective of the increased drilling and completion activity, the current per well costs of approximately $3.1 million for standard length laterals and $4.1 million for extended reach laterals in Wattenberg, as well as the rig count reduction in late 2015. Total capital also reflects the impact of additional capital for non-consent interests incurred in the first half and a reduction of non-operated drilling activity in Wattenberg.

Based on the current commodity outlook, the Company now plans to operate in a cash flow neutral environment in 2016 with four drilling rigs while delivering approximately 35 percent production growth over 2015 levels. The Company plans to provide additional detail on its second quarter earnings call and related slide presentation.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs from continuing operations for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, except per Boe data)
Lease operating expenses	$12.5	$11.2	$28.3	$18.9
Production taxes	3.9	7.6	7.7	14.0
Transportation, gathering and processing expenses	1.3	0.8	2.6	2.1
Overhead and other production expenses	3.8	4.2	7.0	6.9
Total production costs	$21.5	$23.8	$45.6	$41.9
Total production costs per Boe	$6.38	$10.30	$7.29	$9.60

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and six months ended June 30, 2015 and 2014, excluding net settlements on derivatives:

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Percent	2015	2014	Percent

Crude oil (MBbls)
Wattenberg Field	1,449.7	1,008.5	43.7%	2,640.9	1,961.1	34.7%
Utica Shale	131.7	68.6	92.0%	247.2	158.9	55.6%
Total	1,581.4	1,077.1	46.8%	2,888.1	2,120.0	36.2%

Weighted-Average Sales Price	$48.31	$91.77	(47.4)%	$44.47	$88.94	(50.0)%

Natural gas (MMcf)
Wattenberg Field	6,651.1	4,338.2	53.3%	12,562.4	7,653.2	64.1%
Utica Shale	672.6	582.3	15.5%	1,285.7	1,047.8	22.7%
Total	7,323.7	4,920.5	48.8%	13,848.1	8,701.0	59.2%

Weighted-Average Sales Price	$2.03	$4.23	(52.0)%	$2.21	$4.34	(49.1)%

NGLs (MBbls)
Wattenberg Field	509.9	386.3	32.0%	961.8	730.2	31.7%
Utica Shale	55.1	24.7	123.1%	103.7	60.3	72.0%
Total	565.0	411.0	37.5%	1,065.5	790.5	34.8%

Weighted-Average Sales Price	$10.01	$27.60	(63.7)%	$11.23	$31.24	(64.1)%

Crude oil equivalent (MBoe)
Wattenberg Field	3,068.2	2,117.9	44.9%	5,696.5	3,966.8	43.6%
Utica Shale	298.9	190.4	57.0%	565.2	393.9	43.5%
Total	3,367.1	2,308.3	45.9%	6,261.7	4,360.7	43.6%

Weighted-Average Sales Price	$28.79	$56.76	(49.3)%	$27.32	$57.57	(52.5)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

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Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2014, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted cash flows from operations:
Net cash from operating activities	$64.6	$51.1	$146.5	$131.6
Changes in assets and liabilities	32.3	3.9	24.3	(6.9)
Adjusted cash flows from operations	$96.9	$55.0	$170.8	$124.7

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Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted net income (loss):
Net loss	$(46.9)	$(28.2)	$(29.8)	$(30.3)
(Gain) loss on commodity derivative instruments	49.0	53.4	(17.6)	80.6
Net settlements on commodity derivative instruments	44.1	(10.4)	94.5	(18.7)
Tax effect of above adjustments	(35.4)	(16.3)	(29.2)	(23.5)
Adjusted net (loss) income	$10.8	$(1.5)	$17.9	$8.1
Weighted-average diluted shares outstanding	40.0	35.8	38.2	35.7
Adjusted diluted net (loss) income per share	$0.27	$(0.04)	$0.47	$0.23

Adjusted EBITDA*
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss to adjusted EBITDA:
Net loss	$(46.9)	$(28.2)	$(29.8)	$(30.3)
(Gain) loss on commodity derivative instruments	49.0	53.4	(17.6)	80.6
Net settlements on commodity derivative instruments	44.1	(10.4)	94.5	(18.7)
Interest expense, net	10.4	12.9	21.0	25.5
Income tax provision	(30.1)	(20.5)	(19.4)	(21.9)
Impairment of crude oil and natural gas properties	2.8	0.9	5.3	1.9
Depreciation, depletion and amortization	70.1	53.7	125.9	100.4
Accretion of asset retirement obligations	1.6	0.9	3.1	1.7
Adjusted EBITDA	$101.0	$62.7	$183.0	$139.2

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$64.6	$51.1	$146.5	$131.6
Interest expense, net	10.4	12.9	21.0	25.5
Stock-based compensation	(5.1)	(5.0)	(9.5)	(8.9)
Amortization of debt discount and issuance costs	(1.8)	(1.7)	(3.5)	(3.4)
Gain (loss) on sale of properties and equipment	0.2	0.4	0.2	(0.4)
Other	0.4	1.1	4.0	1.7
Changes in assets and liabilities	32.3	3.9	24.3	(6.9)
Adjusted EBITDA	$101.0	$62.7	$183.0	$139.2

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Crude oil, natural gas and NGLs sales	$96,928	$131,017	$171,037	$251,030
Sales from natural gas marketing	2,523	22,415	5,756	49,352
Commodity price risk management gain (loss), net	(49,041)	(52,643)	17,621	(77,552)
Well operations, pipeline income and other	550	514	1,178	1,130
Total revenues	50,960	101,303	195,592	223,960
Costs, expenses and other
Production costs	21,476	23,774	45,645	41,857
Cost of natural gas marketing	2,836	22,428	6,094	49,298
Exploration expense	275	276	560	583
Impairment of crude oil and natural gas properties	2,773	848	5,257	1,758
General and administrative expense	18,667	39,440	37,347	61,924
Depreciation, depletion and amortization	70,106	49,636	125,926	92,525
Accretion of asset retirement obligations	1,588	840	3,148	1,681
(Gain) loss on sale of properties and equipment	(207)	(23)	(228)	556
Total cost, expenses and other	117,514	137,219	223,749	250,182
Loss from operations	(66,554)	(35,916)	(28,157)	(26,222)
Interest expense	(11,567)	(12,195)	(23,292)	(24,378)
Interest income	1,135	83	2,248	270
Loss from continuing operations before income taxes	(76,986)	(48,028)	(49,201)	(50,330)
Provision for income taxes	30,116	18,650	19,393	19,544
Loss from continuing operations	(46,870)	(29,378)	(29,808)	(30,786)
Income from discontinued operations, net of tax	—	1,191	—	472
Net loss	$(46,870)	$(28,187)	$(29,808)	$(30,314)

Earnings per share:
Basic
Loss from continuing operations	$(1.17)	$(0.82)	$(0.78)	$(0.86)
Income from discontinued operations, net of tax	—	0.03	—	0.01
Net loss	$(1.17)	$(0.79)	$(0.78)	$(0.85)
Diluted
Loss from continuing operations	$(1.17)	$(0.82)	$(0.78)	$(0.86)
Income from discontinued operations, net of tax	—	0.03	—	0.01
Net loss	$(1.17)	$(0.79)	$(0.78)	$(0.85)

Weighted-average common shares outstanding:
Basic	40,035	35,762	38,202	35,726
Diluted	40,035	35,762	38,202	35,726

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2015 Second Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2015 second quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Operations, for a conference call on Monday, August 10, 2015, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Monday, August 10, 2015, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 83573264

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 83573264

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: EnerCom’s The Oil and Gas Conference in Denver on Wednesday, August 19, 2015; Heikkinen Energy Conference in Houston on Wednesday, August 26, 2015; and Barclay’s CEO Conference in New York on Wednesday September 9, 2015.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future production, sales, cash flows, projects, capital expenditures and expenses; future financial condition; anticipated operational improvements and cost savings, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	2015 revised capital and production forecasts, including increased anticipated projects;

•	Future exploration, drilling and development activities, including expected rig counts;

•	Expected cash flow neutrality in 2016;

•	potential additional revisions to the 2015 capital and production forecasts; including anticipated exit rates;

•	anticipated reduction in non-operated drilling for the second half of 2015;

•	changes in hydrocarbon production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of crude oil, natural gas and NGLs properties resulting in impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from wells being greater than expected;

•	timing and extent of success in discovering, acquiring, developing and producing reserves;

•	ability to secure leases, drilling rigs, supplies and services at reasonable prices;

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•	impact of high line pressure;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under the revolving credit facility;

•	success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and the ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions possibly pursued have on capital expenditures;

•	ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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